FOR IMMEDIATE RELEASE

Date:	January 18, 2013
Contacts:	Ken Taylor, EVP/CFO

Kevin McPhaill, EVP/Chief Banking Officer

Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES STOCK REPURCHASE PROGRAM

Porterville, CA – January 18, 2013 – Sierra Bancorp (Nasdaq:BSRR), parent of Bank of the Sierra, today announced that its Board of Directors has reactivated the Company’s stock repurchase program and increased the number of shares authorized for repurchase to 700,000, or 5% of total issued and outstanding shares.

“Given our strong capital position and positive outlook, we feel that the time has come to recommence stock repurchase activities as a tax-efficient way to enhance shareholder value,” commented James C. Holly, President and CEO. “We haven’t repurchased any shares for the past few years due to economic uncertainties and the perceived need for capital preservation, but this decision to reinstitute the buyback program is indicative of our belief with regard to the true value of the Company and its future potential,” concluded Holly.

The repurchase program is designed to improve the Company's return on equity and earnings per share, and should provide an additional outlet for shareholders interested in selling their shares. Repurchases will be made from time to time on the open market through one or more of the Company's market makers, and will be structured to conform to the safe harbor provisions of Securities and Exchange Commission Rule 10b-18. SEC Rule 10b-18 contains restrictions related to the price, timing, and volume of repurchases, among other things. Within those parameters, the Company can accept or reject any specific shares offered based upon market conditions and any other relevant considerations at the time. At management’s discretion, the repurchase program may be discontinued at any time.

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 36th year of operations and at $1.4 billion in assets is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the bank’s ability to maintain current dividend payments or increase dividend payouts to shareholder, its ability to continue to generate record financial results, changes in economic conditions, interest rates and loan portfolio performance, and other factors detailed in the Company’s SEC filings. Sierra Bancorp undertakes no responsibility to update or revise any forward-looking statements.

###################################